Exhibit 10.49

SEPARATION OF EMPLOYMENT AGREEMENT
This SEPARATION OF EMPLOYMENT AGREEMENT (the “Agreement”) is made this 21st day of December 2017, by and between PENNSYLVANIA REAL ESTATE INVESTMENT TRUST, a Pennsylvania business trust (“PREIT” or the “Company”), and BRUCE GOLDMAN (“Executive”). PREIT and Executive shall be referred to herein as the “Parties” or each separately as a “Party.”
WHEREAS, Executive is employed as Executive Vice President, General Counsel, Secretary, and Chief Compliance Officer of PREIT pursuant to the Amended and Restated Employment Agreement between PREIT and Executive, effective as of December 30, 2008 (the “Employment Agreement”);
WHEREAS, the Parties desire to terminate Executive’s employment;
WHEREAS, the Parties confirm that Sections 4.1-4.7 of Executive’s Employment Agreement are not applicable and the provisions herein shall control; and
WHEREAS, the Parties desire to set forth the terms and conditions related to the termination of their employment relationship.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	General Terms of Termination. Regardless of whether Executive signs this Agreement:
a)Executive’s last day of employment will be January 9, 2018 (the “Separation Date”). Effective on the Separation Date, Executive hereby resigns from his position as General Counsel and all other positions with the Company, PREIT ASSOCIATES, LP., a Pennsylvania limited partnership (“Associates”), PREIT SERVICES, LLC, a Pennsylvania limited liability company (“Services”), PREIT-RUBIN, INC. (“PREIT-RUBIN”), and/or any of their direct or indirect parents, subsidiaries, related or affiliated companies (“Affiliates”), or with any other entity with respect to which Company has requested Executive to perform services. Upon request by Company, Executive shall execute all additional documents and take all additional actions necessary to effectuate or memorialize such resignations. The Parties agree that, on the Separation Date, Executive shall experience a separation from service as such term is described in the Internal Revenue Code Section 409A and the Treasury regulations thereunder.
b)Executive will be paid for all time worked up to and including Executive’s last day of employment.
c)The Company will make a contribution of $25,000 on January 1, 2018 to Executive’s supplemental retirement plan account (“SRPA”), pursuant to Section 3.7 of Executive’s Employment Agreement.

Exhibit 10.49

d)The Company will pay to Executive all amounts credited to Executive’s SRPA pursuant to Section 3.7 of Executive’s Employment Agreement and the Parties’ Nonqualified Supplemental Executive Retirement Agreement (As Amended and Restated Effective January 1, 2009) subject to any restrictions on payment pursuant to Section 409A of the Code and the regulations thereunder;
e)Executive’s eligibility to participate in Company sponsored health, vision, and dental insurance as an employee of the Company will end effective January 31, 2018. However, Executive will be eligible to continue to participate in this insurance in accordance with a federal law called the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), subject to COBRA’s terms, conditions and restrictions. However, if Executive signs this Agreement, the Company will provide Executive with certain other health insurance benefits and will pay Executive’s COBRA costs, as described below in Paragraphs 2(a) - (c).
f)Executive’s eligibility to participate in the Company’s other group insurance programs (for example, life, disability, and accidental death and dismemberment coverage) will end effective on the Separation Date.
g)Executive’s eligibility to participate in the Company-sponsored 401(k) plan will end effective on the Separation Date.
h)Executive is required to comply with Paragraphs 6 and 7 below.

2.	If Executive Signs the Agreement. If Executive signs this Agreement:
a)The Company will pay Executive a bonus for 2017 (the “2017 Bonus”), pursuant to Section 3.2 and Schedule 3.2 of Executive’s Employment Agreement. The 2017 Bonus is payable to Executive in the ordinary course (i.e., after the Company has filed its 10-K and the Company’s Compensation Committee has agreed to the final amounts due to Executive), but in any case, the 2017 Bonus will be paid to Executive no later than March 15, 2018. Executive agrees that he would not be entitled to the 2017 Bonus, but for his agreement to and execution of this Agreement, given that he will not be employed by Company on the date the 2017 Bonus will be paid to Executive.
b)For a period of six (6) months following the Separation Date, Executive (and Executive’s spouse and eligible dependents, as applicable) will be entitled to continue to participate in the Company’s group medical, vision, and dental plans at the Company’s expense. If Executive timely and properly elects to continue Executive’s group health and dental benefits following the continuation period set forth under COBRA, the Company will pay on Executive’s behalf the monthly COBRA premium for a period of 18 months (the “Continuation Period”), provided that in the event the Company is unable to make such payments for any reason, the Company will make such monthly payments directly to Executive and Executive will be responsible for making such payments as necessary to maintain Executive’s COBRA continuation coverage.  If required in order to avoid the adverse tax consequences of Section 105(h) of the Internal Revenue Code, such payments will be treated as taxable income to Executive and Executive will receive an additional amount for any tax obligations Executive incurs as a result of such payments. Notwithstanding the foregoing, the Company’s payment of the monthly COBRA premium will cease immediately if the Company determines in its discretion that such payment would result in the Company being in violation of, or incurring any fine, penalty, or excise tax under, applicable law (including, without limitation, the Patient Protection and Affordable Care Act or guidance issued thereunder), in which case the Company will make a monthly payment to Executive during the remainder of such COBRA Continuation Period of the amount(s) that it would have otherwise paid on Executive’s behalf under such plans, plus an additional amount to pay for the taxes Executive incurs on such payments. Following the Continuation Period, Executive’s continued participation in the Company’s group health, vision,

Exhibit 10.49

and dental coverage pursuant to COBRA or otherwise, as applicable, shall be at Executive’s sole expense.
c)In the event Company’s provision of post-separation medical benefit coverage (and Executive’s spouse and eligible dependents, as applicable) would cause Company or Executive to experience adverse tax consequences, Company, at either Party’s option, but after first seeking a negotiated resolution, may provide Executive with the after-tax economic equivalent of such benefit for any designated period (the “Medical Benefit Equivalent”). The economic equivalent of any benefit forgone shall be deemed to be the cost that would be incurred by Executive in obtaining competitively-priced coverage from a reputable insurance provider equivalent to the coverage that otherwise would be provided to Executive and his spouse, as applicable, by Company under this Agreement.
d)The Parties agree and confirm that, as of the date of this Agreement, Executive owns 25,988 shares of beneficial interest in PREIT, previously granted by PREIT as restricted shares (the “Restricted Shares”).  All such Restricted Shares held by Executive shall immediately vest upon the full execution of this Agreement.
e)The Parties agree and confirm that, as of the date of this Agreement, Executive has been issued [awarded] an aggregate of 40,961 unvested Restricted Share Units in PREIT (the “RSU’s), subject to the provisions of the applicable Restricted Share Unit Programs (the “RSU Programs”) for each of the three year periods ending December 31, 2017, 2018 and 2019.  Upon the full execution of this Agreement, Executive’s participation in each of the RSU Programs shall terminate and all such unvested RSU’s shall be forfeited.
f)Executive will be granted ownership of his Company-issued IPhone and IPad, subject to Executive’s compliance with arrangements to remove all information belonging to the Company, Associates, Services, PREIT-RUBIN, and the Affiliates, in the ordinary course.
3.Employment Agreement. The Parties confirm that Sections 4.1-4.7 of Executive’s Employment Agreement are not applicable and the provisions herein shall control; however, the Parties confirm that Executive’s Employment Agreement shall survive the termination of Executive’s employment with the Company and Executive agrees that he will continue to be bound by such terms after his termination to the extent that such terms are not inconsistent with this Agreement.
4.Release and Waiver of Claims. Attached hereto, as Exhibit A, is a copy of the Release and Waiver of Claims that Executive is required to sign on or about the Separation Date and which Executive agrees he will sign in exchange for payment of one year of severance that is equal to $391,000 less the amount of all lawful deductions, including applicable local, state, FICA and Federal income taxes, payable on January 2, 2019.

Exhibit 10.49

5.References. Executive agrees that Executive will direct any and all prospective employers seeking a reference to contact only persons employed in the Company’s Human Resources Department. The Human Resources Department shall provide a neutral reference only, stating dates of employment and position held. However, if Executive supplies the potential employer with Executive’s base salary at the time of termination, the Company will confirm or deny the accuracy of the statement which Executive provides to them.
6.Prohibition on Executive Using or Disclosing Certain Information. At no time shall Executive directly or indirectly use, publish, or otherwise disclose or divulge to any third party without the express authorization of the Company, any confidential information of the Company, Associates, Services, PREIT-RUBIN, or the Affiliates, including, without limitation, trade secrets, private or confidential information, investment technology, programs, or products of the Company, Associates, Services, PREIT-RUBIN, or the Affiliates, any information concerning, referring, or relating to customers, vendors, services, products, processes, client lists, client files, prospect lists, transaction lists, shareholder information, contract forms, marketing information, books, records, files, pricing policies, business plans, records, any technical or financial information or data, or other information. This also includes any business, financial, or personal information or data relating to the computers, files, e-mails, databases, or other information belonging to, maintained, received or prepared by any of the Company’s, Associates’, Services’, PREIT-RUBIN’s, or the Affiliates’, officers, owners, or employees, no matter where such information is maintained or stored. After Executive’s Separation Date, Executive agrees that Executive will not, directly or indirectly, access, retrieve, view, or use in any manner any of the Company’s, Associates’, Services’, PREIT-RUBIN’s, or the Affiliates’ computers, databases, e-mail, files, or other Company, Associates, Services, PREIT-RUBIN’s, or Affiliates information for any purpose. This restriction is subject to and limited by Executive’s retained rights in Paragraph 10 below.
7.Company Property and Documents. Executive must return to the Company’s Human Resources Department, retaining no copies, (i) all Company, Associates, Services, PREIT-RUBIN, and Affiliates property (including, but not limited to, office, desk or file cabinet keys, Company identification/pass cards, Company-provided credit cards and Company equipment, such as computers and prints outs) and (ii) all Company, Associates, Services, PREIT-RUBIN, and Affiliates documents (including, but not limited to, all hard copy, electronic and other files, forms, lists, charts, photographs, correspondence, computer records, programs, notes, memos, disks, DVDs, etc.) Executive also must download all electronically stored information (including but not limited to emails) related to the Company, Associates, Services, PREIT-RUBIN, and/or the Affiliates from any personal computer and/or other storage devices or equipment or personal email accounts and return all downloaded material or otherwise electronically stored information and completely remove all such electronically stored information from the hard drive of such personal computer and/or all other storage devices or personal email accounts and certify, in writing, to the Company’s Human Resources Department that Executive has done so.

Exhibit 10.49

8.Confidentiality; Required Disclosure. Executive understands that Company, Associates, Services, PREIT-RUBIN, and the Affiliates shall disclose the nature and terms of this Agreement in satisfaction of its disclosure requirements under applicable securities laws. In further consideration of the agreements of the Parties as set forth herein, neither Company nor Executive shall, prior to the date of such public disclosure by Company, communicate or disclose the terms of this Agreement to any persons with the exception of their attorneys, and accountants and/or tax advisors, or members of Executive’s immediate family, each of whom shall be informed of this confidentiality obligation and shall agree to be bound by its terms. This restriction is subject to and limited by the retained rights in Paragraph 10 below.
9.Non-Disparagement. Neither Company nor Executive shall disparage each other to any third party, including internally within Company by general or mass communication, regarding the professional or personal reputation or character of the other, including the disparagement by Executive of Associates, Services, PREIT-RUBIN, and/or Affiliates and any of the Company’s Associates’, Services’ PREIT-RUBIN’s, or Affiliates’ respective officers, trustees, partners, directors, managers, shareholders, employees, attorneys, other agents or representatives. Moreover, Executive shall not disparage or comment unfavorably upon the business properties, policies or prospects of Company, Associates, Services, PREIT-RUBIN, or Affiliates. For purposes of the restriction applicable to Company, the restriction shall only apply to officers of PREIT at or above the level of Senior Vice President, for only so long as each is employed by PREIT, it being understood that Company cannot control statements of other PREIT employees or of any former employee. Notwithstanding the foregoing, nothing in this Section shall be deemed to prohibit Company or Executive from providing truthful testimony in response to any valid subpoena or as otherwise ordered by a court or required applicable law. This restriction is subject to and limited by the retained rights in Paragraph 10 below.
10.Retained Rights. Nothing in this Agreement is intended to or shall be interpreted: (i) to restrict or otherwise interfere with your obligation to testify truthfully in any forum; or (ii) to restrict or otherwise interfere with your right and/or obligation to contact, cooperate with or provide information to any government agency or commission. Similarly, nothing in this Agreement is intended to or shall be interpreted to restrict (i) the obligation of any of the officers of Associates, Services, PREIT-RUBIN, or Affiliates to testify truthfully or (ii) the right and/or obligation of the officers of Associates, Services, PREIT-RUBIN, or Affiliates to provide information to a government agency or commission.
11.Indemnification.
a)Executive shall indemnify and hold harmless Company, Associates, Services, PREIT-RUBIN, and Affiliates from and against all claims, losses, damages, liabilities, costs and other expenses incurred by or asserted against Company, Associates, Services, PREIT-RUBIN, and/or the Affiliates by reason of or resulting from a breach of this Agreement by Executive. Company shall indemnify and hold harmless Executive from and against all claims, losses, damages, liabilities, costs and other expenses incurred by or asserted against Executive by reason of or resulting from a breach of this Agreement by Company.
b)For six (6) years after the Separation Date, Company shall indemnify, defend, and hold harmless, and provide advancement of expenses to Executive to the same extent he is indemnified or has the right to advancement of expenses as of the Separation Date, pursuant to the Company’s Trust Agreement, Bylaws and indemnification agreements, if any, in existence on the Separation Date with Executive for acts or omissions occurring at or prior to the Separation Date.

Exhibit 10.49

c)For six (6) years after the Separation Date, Company shall maintain directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance covering acts or omissions occurring on or prior to the Separation Date with respect to Executive on terms with respect to such coverage and amounts no less favorable to the insured than those of such current insurance coverages.
12.Cooperation. Executive agrees to provide fair and reasonable cooperation in connection with transition matters and then going forward with such other matters as may reasonably require Executive’s assistance or input based on legal, regulatory, or accounting requirements or based on Executive’s personal knowledge of or involvement with particular matters during the course of his employment with Company. Company agrees to reimburse Executive for any reasonable and necessary expenses (not including attorneys’ fees) incurred in connection with such cooperation, subject to pre-approval by the Company, but Employee otherwise agrees to provide such cooperation without any charge to the Company.
13.Attorney Consultation. Executive hereby certifies that the Company has advised him to review this document with an attorney of his choosing, and that he has done so or freely chosen not to do so.
14.Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand- delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telegram, fax, or telecopy (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any Party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any action, suit, or proceeding shall be effective against any Party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any Party to serve process in any other manner permitted by law.
(a)If to Company:
Pennsylvania Real Estate Investment Trust
200 South Broad Street, Third Floor
Philadelphia, PA 19102
Tel: (215) 875-0700
Fax: (215) 547-7311
Attention: Lisa M. Most
With a copy to:

Exhibit 10.49

Dilworth Paxson LLP
1500 Market Street
Suite 3500E
Philadelphia, PA 19103
Tel: (215) 575-7133
Fax: (215) 575-7200

Attention: Katharine V. Hartman, Esquire
(b)If to Executive:
Bruce Goldman
9 Baydon Way
Medford, NJ 08055
With a copy to:
Cozen O’Connor
1650 Market Street
Philadelphia, PA 19103
Tel: (215) 665-4159
Fax: (215) 665-2013
Attention: E. Gerald Riesenbach, Esquire

15.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania and without the aid of any canon, custom or rule of law requiring construction against the draftsperson.
16.Successors and Assigns.    This Agreement shall be an obligation of and inure to the benefit of Executive and the Company and their respective successors and assigns.
17.Company Guarantee.    The Company absolutely, unconditionally, irrevocably guarantees the full, complete and punctual performance and satisfaction of all of the obligations set forth in this Agreement, and the obligations set forth under this Agreement shall in no way be affected or impaired by reason of the voluntary or involuntary liquidation, dissolution, sale of all of substantially all of the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement or composition or readjustment of, or other proceeding affecting Executive or the Company.
18.No Admission of Liability. This Agreement is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation or of any duty (contractual or otherwise) owed by any Party to another, and this Agreement is made voluntarily to provide an amicable conclusion of Executive’s employment with Company, Associates,

Exhibit 10.49

Services, PREIT-RUBIN, and/or the Affiliates. This Agreement shall not be construed strictly for or against any of the Parties.
19.Interpretation of Agreement. Nothing in this Agreement is intended to violate any law or shall be interpreted to violate any law. If any paragraph or part or subpart of any paragraph in this Agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the paragraph or part or subpart of the paragraph as necessary to make it enforceable and the paragraph or part or subpart of the paragraph shall then be enforceable in its/their narrowed form. Moreover, each paragraph or part or subpart of each paragraph in this Agreement is independent of and severable (separate) from each other. In the event that any paragraph or part or subpart of any paragraph in this Agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or part or subpart of such paragraph shall be stricken from the Agreement, and the remaining paragraphs or parts or subparts of such paragraphs of this Agreement shall remain in full, force and effect.
20.Acknowledgment. Executive acknowledges and agrees that, subsequent to the termination of Executive’s employment, Executive shall not be eligible for any payments from the Company, Associates, Services, PREIT-RUBIN, or Affiliates, or any benefits paid by the Company, Associates, Services, PREIT-RUBIN, or Affiliates, except as expressly set forth in this Agreement. Executive also acknowledges and agrees that Executive has been paid for all time worked and has received all other compensation owed to Executive, except for any payments owed to Executive pursuant to Paragraph 1 which shall be paid to Executive regardless of whether Executive signs this Agreement.
21.Headings. The headings contained in this Agreement are for convenience of reference only and are not intended, and shall not be construed, to modify, define, limit, or expand the intent of the parties as expressed in this Agreement, and they shall not affect the meaning or interpretation of this Agreement.
22.Days. All references to a number of days throughout this Agreement refer to calendar days.
23.Entire Agreement. This Agreement, together with the Employment Agreement and the Release and Waiver of Claims attached hereto, constitute the entire agreement of the Parties with respect to Executive’s termination of employment.
24.Amendments. Amendments and modifications to this Agreement shall not be effective unless they are in writing signed by Executive or a representative of Executive’s estate and a duly authorized representative of Company.

25. 409A Compliance. It is intended that this Agreement comply with the applicable provisions of Section 409A of the Code and the applicable Treasury regulations and related guidance with respect thereto. To the extent that any payment under this Agreement is deemed to be deferred compensation subject to the requirements of Section 409A of the Code, this Agreement shall be interpreted and administered in a manner that complies with Section 409A of the Code and this Agreement shall be amended so that such payments shall be made in accordance with the requirements of Section 409A of the Code to the extent necessary to avoid noncompliance therewith.

Exhibit 10.49

26.Legal Fees.  Company agrees to pay all reasonable legal fees and expenses that Executive has incurred in the preparation and negotiation of this Agreement.

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Exhibit 10.49

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have executed the foregoing Agreement as of the date first written above.

Witness:	/s/ Linda Goldman		/s/ Bruce Goldman
Bruce Goldman

Witness:	/s/ Jonathen Bell	By:	/s/ Robert F. McCadden
		Name:	Robert F. McCadden
		Title:	Executive Vice President & Chief Financial Officer

[Signature Page for Separation of Employment Agreement]

Exhibit 10.49

RELEASE AND WAIVER OF CLAIMS
This RELEASE AND WAIVER OF CLAIMS (“Release”) is entered into by Bruce Goldman (“Executive”) in connection with the termination of his employment relationship with PENNSYLVANIA REAL ESTATE INVESTMENT TRUST, a Pennsylvania business trust (“PREIT” or the “Company”).
1.    Release of Claims. Executive, for and in consideration of the payment to him of one year of severance that is equal to $391,000 less the amount of all lawful deductions, including applicable local, state, FICA and Federal income taxes, payable on January 2, 2019, does hereby confirm the severance of his employment with the Company effective on January 9, 2018 (the “Separation Date”), and Executive does hereby remise, release, waive, and forever discharge the Company, PREIT ASSOCIATES, LP., a Pennsylvania limited partnership (“Associates”), PREIT SERVICES, LLC, a Pennsylvania limited liability company (“Services”), PREIT-RUBIN, INC. (“PREIT-RUBIN”), and any of their direct or indirect parent, subsidiary, related or affiliated companies (“Affiliates”), or with any other entity with respect to which Company has requested Executive to perform services, and each of their respective current and former officers, trustees, partners, directors, managers, shareholders, employees, attorneys, and other agents, and all such entities’ and individuals’ respective successors and assigns, heirs, executors, administrators and representatives (hereinafter referred to collectively as the “Released Parties”) of and from any and all rights, obligations, promises, agreements, losses, controversies, claims, actions, causes of action, suits, debts, claims and demands, of any nature whatsoever, in law or in equity, whether known or unknown, asserted or unasserted, which Executive ever had, now has, or hereafter may have against any or all of the Released Parties relating to or arising out of Executive’s service as an officer, employee or manager of Company, Associates, Services, PREIT-RUBIN, or any Affiliate, Executive’s employment and any other business relationships with Company, Associates, Services, PREIT-RUBIN, or any Affiliate, the Amended and Restated Employment Agreement between PREIT and Executive, effective as of December 30, 2008 (the “Employment Agreement”), and/or Executive’s separation from employment with the Company, Associates, Services, PREIT-RUBIN, or any Affiliate, except for obligations of the Company, Associates, Services, PREIT-RUBIN, or any Affiliate, including payments, due to Executive under the Employment Agreement and/or the Separation of Employment Agreement but which have not been paid or completed on the date of this Release. This Release includes, but is not limited to, any such claims arising under any federal, state or local statutes, ordinances or common law principles governing employment relations or regulating terms and conditions of employment, including, without limitation, the National Labor Relations Act of 1947, the Civil Rights Acts of 1866, 1871, 1964, and 1991, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Bankruptcy Code, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974 (except as to vested benefits, which are expressly exempted from this release), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Sarbanes-Oxley Act of 2002, the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment and Collection Law, the Philadelphia Fair Practices Ordinance, and any other employee-protective law of any jurisdiction that may apply to the employment relationship between Executive and the Company, Associates, Services, PREIT-RUBIN, or any Affiliate, each as they may have been amended, as well as any claim for wrongful discharge, breach of contract or implied contact, breach of covenant of good

Exhibit 10.49

faith and fair dealing, intentional or negligent infliction of emotional distress, negligence, misrepresentation, fraud, detrimental reliance, promissory estoppel, defamation, invasion of privacy, breach of laws governing safety in the workplace, loss of consortium, or tortious interference with business relations.
2.    Exceptions to Release of Claims. Notwithstanding the foregoing, Executive does not release Company, Associates, Services, PREIT-RUBIN, or any Affiliate, from any obligations that it may have, or any rights or claims that Executive may have, arising (i) under the Separation of Employment Agreement, (ii) from events occurring after the Separation Date or the date on which Executive executes this Release, whichever is later, (iii) with respect to any continuing obligations of the Company, Associates, Services, PREIT-RUBIN, or any Affiliate or rights of the Executive under the Employment Agreement that survive the termination of his employment, (iv) with respect to unemployment compensation benefits which Executive may seek after the Separation Date (and Company agrees that it will not contest a claim by Executive for such unemployment compensation benefits), or (v) other claims which may not be waived by law.
3.    Confidentiality. Executive agrees to maintain the confidentiality of this Release and shall not communicate or disclose its terms, except to satisfy any disclosure requirements under applicable securities laws.
4.    Indemnification. Executive shall indemnify and hold harmless Company, Associates, Services, PREIT-RUBIN, and Affiliates from any and all claims, losses, damages, liabilities, costs and other expenses incurred by Associates, Services, PREIT-RUBIN, or Affiliates resulting from a breach by Executive of the Separation of Employment Agreement and/or this Release.
5.    Review Period. By signing below, Executive certifies that he has had a period of not less than twenty-one (21) calendar days to review this Release prior to signing it. Executive has been permitted to use as much or as little of this twenty-one day period as he desires. Any negotiations between counsel for the Parties as to the terms hereof shall not restart this period.
6.    Revocation Period. Even if Executive enters into this Release, he shall have a period of seven (7) calendar days thereafter in which he may revoke it. If he revokes it, this Release shall become null and void and have no legal effect and Executive shall not receive the severance payment described in this Release. In order to timely revoke this Release, Executive must deliver notice to the Company, to the attention of Lisa M. Most, by hand delivery or facsimile, such that Ms. Most receives such notice not later than 5:00 pm on the close of business on the seventh business day after Executive has signed this Release.

Exhibit 10.49

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned has executed this Release and Waiver of Claims on the 9th day of January, 2018.

Witness:	/s/ Linda Goldman	/s/ Bruce Goldman	(Seal)
Bruce Goldman